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                 [LETTERHEAD OF PIPER & MARBURY APPEARS HERE]

                                                        June 30, 1998

Omnipoint Corporation
3 Bethesda Metro Center
Bethesda, MD 20814

Gentlemen:

  We have acted as counsel to Omnipoint Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), relating to the offering from time to time by certain holders of (i) 6,500,000 depositary shares (the "Depositary Shares"), each representing 1/20 of a share of the Company's 7% Cumulative Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"),
(ii) 325,000 shares of the Preferred Stock, (iii) 10,445,123 shares (the "Conversion Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock") which may be issued upon conversion of the Depositary Shares or Preferred Stock, and (iv) up to 1,000,000 shares (the "Dividend Shares") of Common Stock issuable as payment of dividends on the Preferred Stock. This opinion is rendered to you in connection with the Registration Statement on Form S-3, including all pre-effective and post-effective amendments thereto (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

  In rendering this opinion, we have examined the Company's Certificate of Incorporation and By-Laws, the proceedings of the Board of Directors of the Company relating to the issuance of the securities aforementioned and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

  Based upon the foregoing, we are of the opinion that:

  1. The Preferred Stock (which are represented by Depositary Shares) are duly authorized, validly issued, fully paid and nonassessable. The Dividend Shares, when authorized by the Company's Board of Directors as payment of dividends with respect to the outstanding Preferred Stock in accordance with the Certificate of Designation in connection with the Preferred Stock (the "Certificate of Designation"), will be duly authorized, validly issued, fully paid and non-assessable.

  2. The Conversion Shares initially issuable upon conversion of the Preferred Stock pursuant to the Certificate of Designation, have been duly and validly authorized and reserved for issuance, and will be duly and validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ PIPER & MARBURY L.L.P.